UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN ROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )
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Leap Wireless International, Inc.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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     Leap Wireless International, Inc (“Leap”) has filed a preliminary proxy (the “Preliminary Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) on the date hereof relating to its Annual Meeting of Stockholders to be held on July 28, 2011 (the “Annual Meeting”).
     Attached are (i) a press release issued by Leap on June 17, 2011, announcing the nomination of two new individuals to Leap’s board of directors, and (ii) a written communication sent by Leap’s President and Chief Executive Officer to certain employees on June 17, 2011 regarding a proposal to be submitted to Leap’s stockholders to approve a stock option exchange program for employees other than the Company’s executive officers and directors (the “Option Exchange Program”). The communication listed in (ii) above and attached as an exhibit to this Schedule 14A does not constitute an offer to holders of Leap’s outstanding stock options to exchange those options.
     Leap has not commenced the Option Exchange Program. Whether the Option Exchange Program commences is conditioned upon stockholder approval. Upon commencement of the Option Exchange Program, Leap will file a tender offer statement on Schedule TO and related exhibits and documents with the SEC, which should be read by all of Leap’s employees holding options that are eligible to participate in the exchange.
     Leap, its directors and executive officers will be participants in the solicitation of proxies in connection with the Annual Meeting. Important information concerning the identity and interests of Leap’s directors and executive officers is set forth in the Preliminary Proxy Statement.
     Leap’s tender offer statement, definitive proxy statement, any other relevant documents and other materials filed with the SEC concerning Leap will be, when filed, available free of charge at http://www.sec.gov and http://investor.leapwireless.com. Stockholders should carefully read these materials when they become available before making any voting decision.

Leap Contacts: Greg Lund, Media Relations 858-882-9105 glund@leapwireless.com Amy Wakeham, Investor Relations 858-882-9876 awakeham@leapwireless.com
Leap Nominates Two New Directors For Election to Board
SAN DIEGO — June 17, 2011 — Leap Wireless International, Inc. (NASDAQ: LEAP), a leading provider of innovative and value-driven wireless communications services, today announced that its Board of Directors has nominated Paula Kruger and Mark A. Leavitt, as well as six current directors, to stand for election to the Company’s Board at the 2011 Annual Meeting of Stockholders, which will be held on July 28, 2011.
The Board believes that Ms. Kruger and Mr. Leavitt will make significant contributions to Leap’s Board at a time of opportunity and growth for the Company. In particular, the Board expects Ms. Kruger’s expertise in retail will be highly relevant as the Company expands its national retail distribution and that Mr. Leavitt’s strategic and finance background with growth companies in the telecommunications space will provide important perspective as Leap seeks to continue enhancing shareholder value.
John H. Chapple and William A. Roper, Jr. will be leaving the Board at the conclusion of their terms of service. The Leap Board expresses its gratitude and appreciation to Mr. Chapple and Mr. Roper for their dedicated service and significant contributions to Leap and its Board.
Ms. Kruger, age 60, will provide the Board with significant operational expertise due to her experience as an executive of several companies in diverse and various industries, including retail and telecommunications. Since August 2008, she has served as chief executive officer of Milano Worldwide Corporation, a designer, manufacturer and marketer of souvenir and giftware products. Prior to joining Milano, Ms. Kruger served as executive vice president of the mass markets group of Qwest Communications International Inc. from September 2003 to August 2008. Prior to that Ms. Kruger served as president of the customer relationship management service line at Electronic Data Systems Corporation from January 2002 to September 2003. From September 1999 to January 2002, Ms. Kruger was a search consultant for Taylor Winfield and Heidrick & Struggles, both executive search firms. From March 1997 to September 1999, Ms. Kruger served as executive vice president of operations at Excel Communications Inc. Ms. Kruger also brings significant expertise and perspective through her service as a member of the boards of directors of private companies and non-profit organizations. Ms. Kruger holds a B.A. in economics from Long Island University, C.W. Post Campus and an M.B.A. from the Roth Graduate School of Business of Long Island University, C.W. Post Campus.
Mark Leavitt, age 52, will bring significant financial and telecommunications expertise to our Board due to his extensive investment banking experience, primarily with companies in technology, media and communications businesses. Mr. Leavitt joined Piper Jaffray in April 2008 as a managing director and the head of media and telecommunications investment banking and currently heads the firm’s global technology, media and telecommunications group. Prior to Piper, he served as a managing director and head of the media and communications group at Jefferies & Company, Inc. from May 2005 to April 2008. Prior to that, Mr. Leavitt held similar positions with several investment banking firms from 1987 to 2005, including Robertson Stephens and Prudential Securities. Mr. Leavitt also brings significant expertise and perspective through his service as a member of the boards of directors of private and public companies in various industries, including telecommunications. Mr. Leavitt holds a B.S. from Trinity College and an M.B.A. from the University of Chicago Graduate School of Business.
About Leap
Leap provides innovative, high-value wireless services to a fast-growing, young and ethnically diverse customer base. With the value of unlimited wireless services as the foundation of its business, Leap pioneered its Cricket® service. The Company and its joint ventures now operate in 35 states and the District of Columbia and hold licenses in 35 of the top 50 U.S. markets. Through its affordable, flat-rate service plans, Cricket offers customers a choice of unlimited voice, text, high-speed data and mobile Web services. Headquartered in San Diego, Calif., Leap is traded on the NASDAQ Global Select Market under the ticker symbol “LEAP.” For more information, please visit www.leapwireless.com.
Important Information
Leap, its directors and executive officers will be participants in the solicitation of proxies in connection with its 2011 annual meeting of stockholders. Important information concerning the identity and interests of Leap’s directors and executive officers is set forth in Leap’s preliminary proxy statement for its 2011 annual meeting of stockholders filed on Schedule 14A with the Securities and Exchange Commission (the “SEC”) on the date hereof.

Leap’s definitive proxy statement, any other relevant documents and other materials filed with the SEC concerning Leap will be, when filed, available free of charge at http://www.sec.gov and http://investor.leapwireless.com. Stockholders should carefully read the proxy statement and the accompanying proxy card when they become available before making any voting decision.

Date: June 17, 2011
From: Doug Hutcheson, President and CEO
To: Leap Employees Holding the Title of Director or Higher
Subject: Proposed Stock Option Exchange Program
Earlier today, we filed a proxy statement with the SEC indicating that we plan to ask our stockholders to approve a stock option exchange program under which eligible employees would be able to elect to exchange certain stock options they hold for new options covering fewer shares at a lower exercise price.
Like many telecommunications companies, our stock price has varied significantly over the past few years due to the evolving competitive landscape, changes in customer preferences and the impact of the challenging macro-economic environment. As a result, many employees hold options with exercise prices significantly higher than the current market price of our stock. As you know, we have recently experienced improvements in our operational performance as a result of the new business initiatives we introduced last year. We believe that it is important to provide our employees with sufficient incentives to help us continue this momentum and achieve our business goals — and the proposed stock option exchange program is an important step in this process.
Participation in the option exchange program will be entirely voluntary. Current employees with stock options with exercise prices of $30 or higher would be eligible to exchange those options for new ones covering a fewer number of shares. The new options would have an exercise price equal to the closing price of our stock when the new options are granted and would vest over a three-year period. Our executive officers and members of Leap’s board of directors would not be eligible to participate in the stock option exchange.
You can access the full stockholder proposal for the exchange program in Leap’s proxy statement at [link]. The proxy statement we filed is in preliminary form as required for SEC review. We will be filing a final proxy statement in the next few weeks, which you will be able to access when it is available at www.sec.gov. If the stock option exchange program is approved by Leap’s stockholders at our 2011 Annual Meeting, and you hold eligible stock options, you will receive detailed information about the exchange program shortly thereafter.
As always, thank you for your continued commitment and support.
What you do matters.

Legal Notice Regarding Exchange Program and Solicitation of Proxies
The following is important legal information, which we are required to include as part of this communication and we encourage you to read it.
We have not commenced the exchange program that is referred to in this communication. Whether the exchange program commences is conditioned upon stockholder approval. Upon commencement of the program, Leap will file a tender offer statement and related exhibits and documents with the Securities and Exchange Commission (the “SEC”), which should be read by all of Leap’s employees holding options that are eligible to participate in the exchange.
Leap, its directors and executive officers will be participants in the solicitation of proxies in connection with the 2011 annual meeting of stockholders. Important information concerning the identity and interests of Leap’s directors and executive officers is set forth in Leap’s preliminary proxy statement filed on Schedule 14A with the SEC on the date hereof.
Leap’s tender offer statement, definitive proxy statement, any other relevant documents and other materials filed with the SEC concerning Leap will be, when filed, available free of charge at http://www.sec.gov and http://investor.leapwireless.com. Stockholders should carefully read these materials when they become available before making any voting decision.